Exhibit 99.1

Digital Turbine Appoints Michelle Sterling to its Board of Directors

Qualcomm Executive Officer to Join Board in June

Austin, TX – June 21, 2019 – Digital Turbine, Inc. (Nasdaq: APPS), today announced the appointment of Michelle Sterling, EVP of Human Resources at Qualcomm, Incorporated, as an independent director to its board effective June 20, 2019. Ms. Sterling was selected to serve based on her accomplished track record and proven leadership acumen across numerous functional areas during her 24-year tenure at Qualcomm. In addition to performing in her current role as EVP of Human Resources, Ms. Sterling has valuable experience in complex transactions including acquisitions joint ventures and divestitures.

Ms. Sterling joined Qualcomm in 1994 and during her tenure, she has provided vital HR leadership to nearly all areas of the company. She currently has direct responsibility for more than 33,000 Qualcomm employees worldwide and serves as a member of Qualcomm’s executive committee.

“Michelle is an extremely accomplished executive who contributes a wealth of industry experience and expertise to our Board of Directors,” said Rob Deutschman, Chairman of Digital Turbine. “As Digital Turbine enters its next phase of meaningful growth with additional partners and platform features, Michelle’s wide-ranging technology experience, knowledge, and understanding of how to structure global organizations to scale can prove an invaluable asset to help the company more effectively capitalize on this enormous opportunity.”

“It’s an exciting time to join Digital Turbine. I’ve been very impressed with the evolving growth story and look forward to contributing toward, and helping to shape the trajectory of, the next phase of growth. I certainly appreciate the value of this unique platform offering. I look forward to helping the Digital Turbine team shape the future of the company that most efficiently capitalizes on the immense global opportunity in front of it.”

Michelle Sterling Background

Michelle Sterling is executive vice president of human resources for Qualcomm Incorporated. In this role, Sterling has direct responsibility for all human resources functions at Qualcomm including: learning and development, organization planning, compensation, benefits, employee relations, corporate social responsibility, staffing, employee communications, global inclusion and diversity, security, real estate and facilities for over 33,000 employees worldwide. Sterling also serves as a member of Qualcomm’s executive committee.

Digital Turbine Appoints Michelle Sterling to its Board of Directors

June 21, 2019

Sterling is currently on the Executive Committee and Board of San Diego Regional Economic Development Corporation. Her previous board service includes serving as a Board member for Girl Scouts San Diego; chair of the Board of Directors, Serving Seniors, vice chair of the Board of Directors for Occupational Training Services (OTS); chair of the Advisory Council for OTS; and chair of the Corporate Board of Directors for the San Diego Workforce Partnership. She was also awarded the TWIN (Tribute to Women in Industry) award by the YWCA and honored as one of the Top 50 Women in Technology by San Diego Business Journal. Sterling holds a bachelor’s degree in Business Management from the University of Redlands.

About Digital Turbine

Digital Turbine innovates at the convergence of media and mobile communications, connecting top mobile operators, OEMs and publishers with app developers and advertisers worldwide. Its comprehensive Mobile Delivery Platform powers frictionless user acquisition and engagement, operational efficiency and monetization opportunities. Digital Turbine's technology platform has been adopted by more than 30 mobile operators and OEMs worldwide, and has delivered more than two billion app preloads for tens of thousands advertising campaigns. The company is headquartered in Austin, Texas, with global offices in Durham, Mumbai, San Francisco, Singapore and Tel Aviv. For additional information visit www.digitalturbine.com.

For more information, contact:
Brian Bartholomew

brian.bartholomew@digitalturbine.com

SOURCE Digital Turbine, Inc.

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